CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock U.S. Global Leaders Growth Fund (one of the portfolios constituting John Hancock Capital Series) in the John Hancock Retirement Funds prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock U.S. Global Leaders Growth Fund Class A, B, C, I and R Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 67 to the Registration Statement (Form N-1A, No. 2-29502) of our report dated February 7 , 2003 on the financial statements and financial highlights in the Annual Report to the Shareholders for the year ended December 31, 2002 of John Hancock U.S. Global Leaders Growth Fund.




                                                            /s/ERNST & YOUNG LLP


Boston, Massachusetts
July 30, 2003